Exhibit 4.2

THIRD AMENDMENT TO, AND WAIVER UNDER,

CREDIT AGREEMENT

THIS THIRD AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT (this “Third Amendment”) is made and entered into as of January 15, 2008, by and among Ascendia Brands, Inc., a Delaware corporation, as Administrative Borrower (“Administrative Borrower”) on behalf of itself and all other Borrowers (as defined below), Ascendia Brands (Canada) Ltd., formerly known as Lander Co. Canada Limited, a corporation amalgamated under the laws of Ontario, Canada (the “Guarantor”), the lenders listed on the signatory pages hereof (the “Lenders”), and Wells Fargo Foothill, Inc., a California corporation, in its capacity as the arranger and administrative agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, each of Administrative Borrower, Hermes Acquisition Company I LLC, a Delaware limited liability company, Ascendia Real Estate LLC, a New York limited liability company, Ascendia Brands Co., Inc., a New Jersey corporation, Lander Co., Inc., a Delaware corporation, and Lander Intangibles Corporation, a Delaware corporation (each, a “Borrower” and, collectively, the “Borrowers”), have entered into a Credit Agreement dated as of February 9, 2007 (as amended as of July 27, 2007, as of October 8, 2007, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders and Agent;

WHEREAS, as of September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007 the sum of the outstanding principal balance of the Term Loans on each such date plus the Revolver Usage on each such date exceeded the Loan Limit and accordingly the Borrowers were required to prepay the Obligations in an aggregate amount equal to the Limiter Excess in accordance with Section 2.4(c)(i) of the Credit Agreement (the “Section 2.4(c)(i) Obligation”);

WHEREAS, the Borrowers have failed to comply with the Section 2.4(c)(i) Obligation for each of September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007 (the “Section 2.4(c)(i) Default”);

WHEREAS, the representations and warranties made by the Borrowers in Sections 4.11 and 4.12(a) of the Credit Agreement are no longer true and correct in material respects and, accordingly, an Event of Default has occurred under Section 7.9 of the Credit Agreement (the “Section 7.9 Default”);

WHEREAS, the Borrowers have failed to comply with the financial covenants set forth in Sections 6.16(a), (b) and (c) for the four quarter period ended November 30, 2007 (the “November 2007 Section 6.16 Defaults”, and together with the Section 2.4(c)(i) Default and the Section 7.9 Default, the “Applicable Defaults”);

WHEREAS, Borrowers have requested that Agent and the Lenders waive the Applicable Defaults, and Agent and the Lenders have agreed to do so subject to the terms and conditions set forth herein;

WHEREAS, an Affiliate of Prentice desires to convert a $2,000,000 note (the “Prentice Note”) issued to it by Parent on November 19, 2007 into shares of a new series of preferred stock of Parent (the “Contemplated Prentice Conversion”), and, absent a waiver, such conversion would violate Section 6.7 of the Credit Agreement;

WHEREAS, in connection with the Contemplated Prentice Conversion, Parent desires to pay to the holder of the Prentice Note the accrued but unpaid interest thereon in cash (the “Accrued Interest Payment”), and, absent a waiver, such Accrued Interest Payment would violate Section 6.7 of the Credit Agreement and Section 9 of the Third Lien Intercreditor Agreement;

WHEREAS, Borrowers have requested that Agent and the Lenders amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth herein; and

WHEREAS, Borrowers, the Lenders and Agent wish to amend the Credit Agreement, as provided herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1.   Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.   Waivers and Consent under Credit Agreement. Subject to the satisfaction of the terms and conditions set forth herein, Agent and the Lenders hereby (a) waive the Section 2.4(c)(i) Default solely with respect to the failure to make the required prepayment of the Obligations in an amount equal to the Limiter Excess in respect of the calculations made as of September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007, (b) waive the Section 7.9 Default solely with respect to the representations and warranties made by the Borrowers in Sections 4.11 and 4.12(a) of the Credit Agreement on or prior to the Effective Date (as defined below), (c) waive the November 2007 Section 6.16 Defaults solely with respect to the four quarter period ending November 30, 2007, (d) consent to the Contemplated Prentice Conversion and waive the application of Section 6.7 of the Credit Agreement with respect to the Contemplated Prentice Conversion, (e) consent to the Accrued Interest Payment in an aggregate amount not to exceed $35,000 and waive the application of Section 6.7 of the Credit Agreement and Section 9 of the Third Lien Intercreditor Agreement with respect thereto, (f) waive any Default or Event of Default now existing or hereafter arising solely from the failure of Parent to comply with the rules and regulations of the American Stock Exchange in order to maintain a listing of Parent’s securities thereon, including any de-listing of such securities from the American Stock Exchange that results therefrom, (g) agree that, notwithstanding anything to the contrary contained in the Loan Documents, Borrowers shall be permitted to pay to the Watershed Lenders (or one or more of their respective Affiliates) the reasonable expenses of counsel incurred by the Watershed Lenders and their Affiliates related to the Borrowers in an aggregate amount not to exceed $350,000, and (h) agree that, notwithstanding anything to the contrary contained in the Loan Documents, Borrowers shall be permitted to pay to Prentice (or one or more of its Affiliates) the reasonable expenses of counsel incurred by Prentice and its Affiliates in connection with the equity investment made by Prentice and its Affiliates as contemplated by this Third Amendment in an aggregate amount not to exceed $500,000.

Section 3.   Amendments to Credit Agreement. Subject to the satisfaction of the terms and conditions set forth herein, the Credit Agreement is hereby amended, effective as of the Effective Date, as follows:

3.01     Amendment to Section 2.2 of the Credit Agreement. Section 2.2 of the Credit Agreement is hereby amended as follows:

(a)       Clause (b) of Section 2.2 is amended by replacing the words “(collectively, the “Term Loan A-2”, and together with the Term Loan A-1, collectively, the “Term Loans”)” with “(collectively, the “Term Loan A-2”)”; and

(b)       The following new clause (c) shall be added at the end of Section 2.2:

“(c)     Subject to the terms and conditions of this Agreement, on the Third Amendment Effective Date, each Lender with a Term Loan A-1A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan A-1A”, and together with the Term Loan A-1 and the Term Loan A-2, collectively, the “Term Loans”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan A-1A Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan A-1A shall be due and payable on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Term Loan A-1A in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to Section 8.1(c). All principal of, interest on, and other amounts payable in respect of the Term Loan A-1A shall constitute Obligations.”

3.02     Amendment to Section 2.4(b)(ii) of the Credit Agreement. Section 2.4(b)(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(ii)     Except to the extent otherwise provided in the Second Lien Intercreditor Agreement or the Third Lien Intercreditor Agreement, at any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)      first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)      second, to pay any fees or premiums (other than the unused line fee) then due to Agent, solely in its capacity as Agent and not as a Lender, under the Loan Documents until paid in full,

(C)      third, to pay interest due in respect of all Extraordinary Protective Advances until paid in full,

(D)      fourth, to pay the principal of all Extraordinary Protective Advances until paid in full,

(E)      fifth, to pay interest due in respect of all Protective Advances until paid in full,

(F)      sixth, to pay the principal of all Protective Advances until paid in full,

(G)      seventh, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents (but, for the avoidance of doubt, not including any expenses incurred in connection with any capacity other than as a Lender under this Agreement or the other Loan Documents), until paid in full,

(H)      eighth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full, provided, however, the priority of the payment of any fee or premium payable to any Lender with respect to Term Loan A-1A or Term Loan A-2 shall, unless the Required Revolver/Term Loan A-1 Lenders agree otherwise, in their sole discretion, be deferred to items (K) and (N), respectively, below; provided, further, however, the priority of the payment of any fee or premium payable to any Lender with respect to Term Loan A-2 shall, unless the holders of the Term Loan A-1A agree otherwise, in their sole discretion, be deferred to item (N) below,

(I)        ninth, ratably to pay interest due in respect of the Advances (other than Protective Advances and Extraordinary Protective Advances), the Swing Loans, and the Term Loans until paid in full; provided, however, the priority of the payment of any interest payable to any Lender with respect to Term Loan A-1A and Term Loan A-2 shall, unless the Required Revolver/Term Loan A-1 Lenders agree otherwise, in their sole discretion, be deferred to items (L) and (O), respectively, below; provided, however, the priority of the payment of any interest payable to any Lender with respect to Term Loan A-2 shall, unless the holders of the Term Loan A-1A agree otherwise, in their sole discretion, be deferred to item (O) below,

(J)       tenth, ratably (i) to pay the principal of all Advances, Term Loan A-1 and the Swing Loans until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Bank Product Obligations have been paid in full or the cash collateral amount therefor has been exhausted,

(K)      eleventh, to pay fees and premiums due in respect of the Term Loan A-1A (but, for the avoidance of doubt, not including any fees or premiums due to Lenders of the Term Loan A-1A in respect of their capacities as Lenders of the Term Loan A-2 or Second Lien Indebtedness or in respect of any capacity other than as a Lender of the Term Loan A-1A), until paid in full,

(L)      twelfth, to pay interest due in respect of the Term Loan A-1A, until paid in full,

(M)     thirteenth, to pay the outstanding principal balance of the Term Loan A-1A until the Term Loan A-1A is paid in full,

(N)      fourteenth, to pay fees and premiums due in respect of the Term Loan A-2 until paid in full,

(O)      fifteenth, to pay interest due in respect of the Term Loan A-2, until paid in full,

(P)       sixteenth, to pay the outstanding principal balance of the Term Loan A-2 until the Term Loan A-2 is paid in full,

(Q)      seventeenth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the Bank Product Obligations),

(R)      eighteenth, subject to the Second Lien Intercreditor Agreement, to the Second Lien Administrative Agent, to be applied in accordance with the Second Lien Loan Documents,

(S)       nineteenth, subject to the Third Lien Intercreditor Agreement, to the Third Lien Lenders, and

(T)       twentieth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.”

3.03     Amendments to Section 2.4(c). Section 2.4(c)(i) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof: “If, as of the last day of any month commencing with the month ended March 31, 2009, (A) the sum of the outstanding principal balance of the Term Loans on such date plus the Revolver Usage on such date exceeds (B) the product of (I) a number determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event more than 9.86), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers, times (II) TTM PF EBITDA calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.3 (the “Loan Limit” and such excess being referred to as the “Limiter Excess”), then Borrowers shall, as soon as practicable, but in any event within one (1) Business Day after exceeding the Loan Limit, prepay the Obligations in accordance with Section 2.4(d)(i) in an aggregate amount equal to the Limiter Excess.”

3.04     Amendments to Section 2.4(d) of the Credit Agreement. Section 2.4(d) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d) Application of Payments.

(i)        Each prepayment pursuant to Section 2.4(c)(i) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, second, to the outstanding principal amount of the Term Loan A-1 until paid in full, third, to the outstanding principal amount of the Term Loan A-1A until paid in full, and fourth, to the outstanding principal amount of the Term Loan A-2 until paid in full, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the applicable Term Loan in the inverse order of maturity.

(ii)       Each prepayment pursuant to Section 2.4(c)(ii), 2.4(c)(iii), 2.4(c)(iv), or 2.4(c)(v) above shall (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan A-1 until paid in full, second, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount) until paid in full, third, to the outstanding principal amount of the Term Loan A-1A until paid in full, and fourth, to the outstanding principal amount of the Term Loan A-2 until paid in full), and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the applicable Term Loan in the inverse order of maturity.

(iii)      Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrowers are required to make any mandatory prepayment of the Term Loans pursuant to Section 2.4(c) (a “Waivable Mandatory Prepayment”), not less than one Business Day prior to the date (the “Required Prepayment Date”) on which Borrowers are required to make such Waivable Mandatory Prepayment, Borrowers shall notify Agent of the amount of such prepayment, and Agent will promptly thereafter notify each Lender holding an outstanding Term Loan A-1, Term Loan A-1A or Term Loan A-2, as applicable, of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Administrative Borrower and Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify Administrative Borrower and Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrowers shall pay to Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.4(d)(i) or 2.4(d)(ii), as applicable), and (ii) that portion of a Waivable Mandatory Prepayment that has been waived by a Lender or Lenders shall be offered to the other Lenders on a ratable basis. To the extent that one or more Lenders eligible to receive a payment pursuant to clause (ii) of the foregoing sentence declines its option to receive such amount, the aggregate amount of such waived payments shall be offered to the Second Lien Lenders for application pursuant to Section 2.4(d)(i) of the Second Lien Credit Agreement.”

3.05     Amendments to Section 2.4(e)(i) of the Credit Agreement. Section 2.4(e)(i) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(i)      Partial Prepayment. Borrowers may prepay the Obligations in part, but not in full, upon three Business Days’ prior written notice delivered to the Agent, subject to Borrowers’ responsibility for any Funding Losses as provided in Section 2.13(b)(ii) in the case of any prepayments of LIBOR Rate Loans; provided, however, that any prepayments (A) shall be in a minimum amount of $250,000 or in an increment of $100,000 in excess thereof and (B) shall be accompanied by the payment of all accrued and unpaid interest on the principal amount of the Term Loans being prepaid to the date of prepayment. All optional prepayments of the Term Loans shall be applied (A) first, to pay the outstanding principal amount of the Term Loan A-1 (in the inverse order of the maturity date of the installments due thereunder) until paid in full, (B) second, to pay the outstanding principal amount of the Term Loan A-1A until paid in full and (C) third, to pay the outstanding principal amount of the Term Loan A-2 until paid in full.”

3.06     Amendments to Section 2.6(c) of the Credit Agreement. Section 2.6(c) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(c)     Default Rate. Upon the occurrence and during the continuation of an Event of Default (and (i) at the election of Agent or the Required Revolver/Term Loan A-1 Lenders with respect to the Advances and Term Loan A-1, (ii) at the election of Agent or the holders of the Term Loan A-1A with respect to Term Loan A-1A, or (iii) at the election of Agent or the Required Term Loan A-2 Lenders with respect to Term Loan A-2), all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.”

3.07     Amendments to Section 2.6(d) of the Credit Agreement. Section 2.6(d) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d)     Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest and all fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan

Document (including the amounts due and payable with respect to the Term Loans and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, that (a) if, at the time that any amounts due in respect of interest on the Term Loan A-1A are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, then at the request of the holders of the Term Loan A-1A, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan A-1A and such amounts shall be added to the outstanding principal balance of the Term Loan A-1A and (b) if, at the time that any amounts due in respect of interest on the Term Loan A-2 are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, then at the request of the Required Term Loan A-2 Lenders, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan A-2 and such amounts shall be added to the outstanding principal balance of the Term Loan A-2; provided that in either case the failure to make any such payment of such interest shall nonetheless constitute an Event of Default under Section 7.1. Any interest not paid when due shall be charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, that (a) if, at the time that any amounts due in respect of interest on the Term Loan A-1A are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, then at the request of the holders of the Term Loan A-1A, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan A-1A and such amounts shall be added to the outstanding principal balance of the Term Loan A-1A and (b) if, at the time that any amounts due in respect of interest on the Term Loan A-2 are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, then at the request of the Required Term Loan A-2 Lenders, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan A-2 and such amounts shall be added to the outstanding principal balance of the Term Loan A-2, provided that in either case the failure to make any such payment of such interest shall nonetheless constitute an Event of Default under Section 7.1.”

3.08     Amendments to Section 3.2(d) of the Credit Agreement. Section 3.2(d) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d)     no Material Adverse Change shall have occurred since the Third Amendment Effective Date”.

3.09     Amendments to Section 4.11 of the Credit Agreement. Section 4.11 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety and inserting the following in lieu thereof: “There has not been a Material Adverse Change with respect to the Credit Parties and their respective Subsidiaries since the Third Amendment Effective Date.”

3.10     Amendments to Section 6.14 of the Credit Agreement. Section 6.14 of the Credit Agreement is hereby amended by adding the following at the end thereof: “Notwithstanding the foregoing, Borrowers shall not use the proceeds of the Term Loan A-1A other than, together with other sources of cash, to make the prepayments of the Term Loan A-1 required to be made on the Third Amendment Effective Date in accordance with the Third Amendment.”

3.11     Amendments to Section 6.16 of the Credit Agreement. Section 6.16 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“6.16	Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(4,630,000)	For the 18-week period ending July 5, 2008
$(3,901,000)	For the 22-week period ending August 2, 2008
$(2,836,000)	For the 26-week period ending August 30, 2008
$(658,000)	For the 31-week period ending October 4, 2008
$1,958,000	For the 35-week period ending November 1, 2008
$3,326,000	For the 39-week period ending November 29, 2008
$5,990,000	For the 44-week period ending January 3, 2009
$7,420,000	For the 48-week period ending January 31, 2009
$9,011,000	For the 52-week period ending February 28, 2009

An amount determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event less than $9,912,100), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 52-week period ending each fiscal month thereafter

(b) Minimum Healing Garden Gross Sales. Fail to achieve Healing Garden Gross Sales, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$8,538,000	For the 18-week period ending July 5, 2008
$10,971,000	For the 22-week period ending August 2, 2008
$13,388,000	For the 26-week period ending August 30, 2008
$18,432,000	For the 31-week period ending October 4, 2008
$22,919,000	For the 35-week period ending November 1, 2008
$26,046,000	For the 39-week period ending November 29, 2008
$28,793,000	For the 44-week period ending January 3, 2009
$31,194,000	For the 48-week period ending January 31, 2009

$33,667,000	For the 52-week period ending February 28, 2009

An amount determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event less than $37,033,700), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 52-week period ending each fiscal month thereafter

(c) Minimum Net Sales. Fail to achieve Net Sales, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$41,626,000	For the 18-week period ending July 5, 2008
$51,551,000	For the 22-week period ending August 2, 2008
$61,671,000	For the 26-week period ending August 30, 2008
$81,450,000	For the 31-week period ending October 4, 2008
$96,405,000	For the 35-week period ending November 1, 2008

$108,332,000	For the 39-week period ending November 29, 2008
$122,813,000	For the 44-week period ending January 3, 2009
$133,688,000	For the 48-week period ending January 31, 2009
$145,059,000	For the 52-week period ending February 28, 2009

An amount determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event less than $159,564,900), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 52-week period ending each fiscal month thereafter

(d) Minimum Gross Profit. Fail to achieve Gross Profit, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$7,198,000	For the 18-week period ending July 5, 2008
$9,450,000	For the 22-week period ending August 2, 2008

$11,789,000	For the 26-week period ending August 30, 2008
$17,550,000	For the 31-week period ending October 4, 2008
$20,956,000	For the 35-week period ending November 1, 2008
$23,432,000	For the 39-week period ending November 29, 2008
$28,718,000	For the 44-week period ending January 3, 2009
$31,972,000	For the 48-week period ending January 31, 2009
$35,426,000	For the 52-week period ending February 28, 2009

An amount determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event less than $38,968,600), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 52-week period ending each fiscal month thereafter

(e) Minimum Cash Flow. Fail to achieve Cash Flow, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(7,886,000)	For the 18-week period ending July 5, 2008
$(5,423,000)	For the 22-week period ending August 2, 2008
$(5,103,000)	For the 26-week period ending August 30, 2008
$(8,822,000)	For the 31-week period ending October 4, 2008
$(10,879,000)	For the 35-week period ending November 1, 2008
$(9,901,000)	For the 39-week period ending November 29, 2008
$(4,874,000)	For the 44-week period ending January 3, 2009
$339,000	For the 48-week period ending January 31, 2009
$1,855,000	For the 52-week period ending February 28, 2009

An amount determined by the Required Lenders based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to the Required Lenders (or if such projections are not satisfactory to the Required Lenders or if Borrowers fail to timely deliver such projections, an amount determined by the Required Lenders but in no event less than $2,035,000), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 52-week period ending each fiscal month thereafter

(f)  Maximum Capital Expenditures. Permit Capital Expenditures to exceed $2,000,000 in the fiscal year ending February 28, 2009 or in any fiscal year thereafter.

Notwithstanding the foregoing or Section 7.2(a), it shall not be an Event of Default if Borrowers fail to comply with clause (a), (b), (c), (d) or (e) of this Section 6.16 if (a) the amount by which Borrowers failed to comply with any such clause for the applicable period does not exceed $2,000,000 and (b) on or prior to the date on which such covenant is tested, Borrowers shall have paid down the principal amount of the Term Loan A-1 in an aggregate amount equal to at least 75% of the amount by which Borrowers have failed to comply with such covenant for such period (satisfaction of both clauses (a) and (b) above is hereinafter referred to as a “Financial Covenant Cure”); provided, however, that in no event shall Borrowers exercise a Financial Covenant Cure (a) with respect to consecutive monthly periods or (b) more than two (2) times at any time prior to February 28, 2009.

3.12     Amendments to Article VI. Article VI is hereby amended by adding the following new Sections 6.19 and 6.20 at the end thereof:

“6.19   Bonus Payments. Borrowers shall not be permitted to pay, in cash, at any time the guaranteed bonus payment due to Steven Scheyer on February 29, 2008 in the amount of $650,000. Borrowers shall not be permitted to pay the $2,500,000 bonus payment (the “Special Bonus”) that was otherwise scheduled to be paid to Steven Scheyer on January 2, 2008; provided, however, that notwithstanding Section 6.13 or any other provision of this Agreement to the contrary, Parent shall be permitted to reimburse Prencen Lending LLC (which has agreed to pay the full amount of the Special Bonus to Steven Scheyer on the Third Amendment Effective Date) for Prencen Lending LLC’s payment of the Special Bonus in accordance with the following: (i) on April 30, 2008 and on the last business day of each of the next seven (7) subsequent months, Parent shall be permitted to pay Prencen Lending LLC $208,333.33 and (ii) on December 31, 2008, Parent shall be permitted to pay Prencen Lending LLC $833,333.36 (plus any amounts that Parent has previously failed to pay pursuant to clause (i) above), plus the accrued but unpaid interest relating to the payment of the Special Bonus by Prencen Lending LLC.

6.20     Canadian Plant Restructuring. Borrowers shall not take any actions at any time through February 28, 2009 to effect the contemplated restructuring of the manufacturing plant located in Ontario, Canada; provided that Borrowers may sell the stock or assets of Lander Canada as contemplated by clause (e) of the definition of Permitted Dispositions, subject to compliance with Section 2.4(c)(ii).”

3.13     Amendments to Section 11 of the Credit Agreement. Section 11 of the Credit Agreement is hereby amended by deleting the fax number for Wells Fargo Foothill, Inc. and inserting the following fax number in lieu thereof: “(617) 523-3077”.

3.14     Amendments to Section 14.1 of the Credit Agreement. Section 14.1 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“14.1   Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Credit Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that: (a) no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Administrative Borrower (on behalf of all Credit Parties), do any of the following:

(i) increase or extend any Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv) change the Pro Rata Share that is required to take any action hereunder,

(v) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(vi) change the definition of “Required Lenders,” “Required Revolver/Term Loan A-1 Lenders,” “Required Term Loan A-2 Lenders,” or “Pro Rata Share”,

(vii) amend any of the provisions of Section 2.4(b)(i) or (ii), or

(viii) amend any of the provisions of Section 15,

(b) no such waiver, amendment, or consent shall, unless in writing and signed by (x) Lenders whose aggregate Pro Rata Shares exceed 90.1% and (y) Administrative Borrower (on behalf of all Credit Parties), do any of the following:

(i) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(ii) other than as set forth in the Second Lien Intercreditor Agreement, contractually subordinate any of the Agent’s Liens,

(iii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money,

(iv) amend any of the provisions of Section 2.3(d), or

(v) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Maximum Revolver Amount, Term Loan A-1 Amount, Term Loan A-2 Amount or change Section 2.1(b),

and (c) no such waiver, amendment, or consent shall, unless in writing and signed by all of the holders of the Term Loan A-1A and Administrative Borrower (on behalf of all Credit Parties), change the definition of Term Loan A-1A Amount,

; provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Swing Lender, as applicable, affect the rights or duties of Agent or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Credit Parties, shall not require consent by or the agreement of any Credit Party.”

3.15     Amendment to Section 15.18 of the Credit Agreement. Section 15.18 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“15.18 Pari Passu Treatment; Single Lien. It is the intention of the Lenders that (a) the Advances, Term Loan A-1, Term Loan A-1A and Term Loan A-2 be treated as pari passu (subject to the payment priorities in Section 2.4) and (b) the Agent’s Liens secure all of the Advances, Term Loan A-1, Term Loan A-1A and Term Loan A-2 as part of one single indivisible grant of Liens.”

3.16     Amendments to Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby amended as follows:

(a) The definition of “Base Rate Margin” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Base Rate Margin” means, (a) as of any date of determination on or prior to February 28, 2009: (i) in respect of Advances that are Base Rate Loans, 1.75 percentage points per annum; (ii) in respect of Base Rate Loans under Term Loan A-1, 2.75 percentage points per annum; (iii) in respect of Base Rate Loans under Term Loan A-1A, 5.75 percentage points per annum (provided that with respect to all interest payments on the Term Loan A-1A, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof), and (iv) in respect of Base Rate Loans under Term Loan A-2, 8.75 percentage points per annum (provided that (a) with respect to all interest payments on the Term Loan A-2, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (b) with respect to all interest payments on the Term Loan A-2 made from and after the Third Amendment Effective Date through and including February 29, 2009, an additional 2.30 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof); and (b) as of any date of determination on or after March 1, 2009: (i) in respect of Advances that are Base Rate Loans, 4.00 percentage points per annum; (ii) in respect of Base Rate Loans under Term Loan A-1, 7.00 percentage points per annum; (iii) in respect of Base Rate Loans under Term Loan A-1A, 5.75 percentage points per annum (provided that with respect to all interest payments on the Term Loan A-1A, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof), and (iv) in respect of Base Rate Loans under Term Loan A-2, 8.75 percentage points per annum (provided that (a) with respect to all interest payments on the Term Loan A-2, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (b) with respect to all interest payments on the Term Loan A-2 made from and after the Third Amendment Effective Date through and including February 29, 2009, an additional 2.30 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof).

(b) The definition of “Borrowing Base” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Borrowing Base” means, as of any date of determination, the result of:

(a)       85% of the amount of Eligible Accounts (including Eligible Seasoned Accounts), less the amount, if any, of the Dilution Reserve, and

(b)       the lowest of

(i)        $20,000,000

(ii)       65% of the value of Eligible Inventory, and

(iii)      85% times the most recently determined Net Liquidation Percentage times the book value of Borrowers’ Inventory, minus

(c)       the sum of (i) the Bank Product Reserve, (ii) $5,000,000 and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(c) The definition of “Change of Control” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Change of Control” means that (a) entities managed by or affiliated with Prentice cease to be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 50.1%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors or (c) except as permitted pursuant to Section 6.3 or 6.4, Parent fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.”

(d) The definition of “Continuing Director” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Third Amendment Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Third Amendment Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Third Amendment Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.”

(e) The definition of “EBITDA” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus interest income, plus interest expense, income taxes, depreciation and amortization, plus non-cash extraordinary losses and non-cash recurring charges, plus fees paid by the Borrowers in connection with the services of AlixPartners, LLP (or another consulting firm used by the Lenders) to the extent such services have been performed on behalf of the Lenders. Notwithstanding the foregoing, the calculation of EBITDA shall exclude any gains or losses related to foreign exchange items. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.”

(f) The definition of “Eligible Accounts” is hereby amended as follows:

(i)

Clause (a) thereunder is hereby amended by deleting it in its entirety and inserting the following in lieu thereof: “(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date or Accounts with selling terms of more than sixty (60) days (other than Eligible Seasoned Accounts),”; and

(ii)

Clause (i) thereunder is hereby amended by deleting it in its entirety and inserting the following in lieu thereof: “Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that (a) as to the following Account Debtor, a percentage limitation of 50% (in lieu of 10%) shall apply for purposes hereof: WalMart; and (b) as to the following Account Debtors, a percentage limitation of 15% (in lieu of 10%) shall apply for purposes hereof: Walgreens and Rite Aid; provided further, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,”.

(g) The definition of “LIBOR Rate Margin” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“LIBOR Rate Margin” means, (a) as of any date of determination on or prior to February 28, 2009: (i) in respect of Advances that are LIBOR Rate Loans, 2.75 percentage points per annum; (ii) in respect of LIBOR Rate Loans under Term Loan A-1, 3.75 percentage points per annum; (iii) in respect of LIBOR Rate Loans under Term Loan A-1A, 6.75 percentage points per annum (provided that with respect to all interest payments on the Term Loan A-1A, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof), and (iv) in respect of LIBOR Rate Loans under Term Loan A-2, 9.75 percentage points per annum (provided that (a) with respect to all interest payments on the Term Loan A-2, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (b) with respect to all interest payments on the Term Loan A-2 made from and after the Third Amendment Effective Date through and including February 29, 2009, an additional 2.70 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof); and (b) as of any date of determination on or after March 1, 2009: (i) in respect of Advances that are LIBOR Rate Loans, 5.00 percentage points per annum; (ii) in respect of LIBOR Rate Loans under Term Loan A-1, 8.00 percentage points per annum; (iii) in respect of LIBOR Rate Loans under Term Loan A-1A, 6.75 percentage points per annum (provided that with respect to all interest payments on the Term Loan A-1A, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof), and (iv) in respect of LIBOR Rate Loans under Term Loan A-2, 9.75 percentage points per annum (provided that (a) with respect to all interest payments on the Term Loan A-2, 3.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (b) with respect to all interest payments on the Term Loan A-2 made from and after the Third Amendment Effective Date through and including

February 29, 2009, an additional 2.70 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof).

(h) The definition of “Pro Rata Share” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Pro Rata Share” means, as of any date of determination:

(a)       with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)       with respect to a Lender’s obligation to make the Term Loan A-1 and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A-1, the percentage obtained by dividing (y) such Lender’s Term Loan A-1 Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A-1 Commitments, and (ii) from and after the making of the Term Loan A-1, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan A-1 by (z) the principal amount of the Term Loan A-1,

(c)       with respect to a Lender’s obligation to make the Term Loan A-1A and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A-1A, the percentage obtained by dividing (y) such Lender’s Term Loan A-1A Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A-1A Commitments, and (ii) from and after the making of the Term Loan A-1A, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan A-1A by (z) the principal amount of the Term Loan A-1A,

(d)       with respect to a Lender’s obligation to make the Term Loan A-2 and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A-2, the percentage obtained by dividing (y) such Lender’s Term Loan A-2 Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A-2 Commitments, and (ii) from and after the making of the Term Loan A-2, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan A-2 by (z) the principal amount of the Term Loan A-2, and

(e)       with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loans; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (B) the outstanding principal amount of all Advances plus the outstanding principal amount of the Term Loans.

(i)  The definition of “Applicable Prepayment Premium” is hereby deleted.

(j)  The following new defined terms are hereby inserted in proper alphabetical order:

(i)

“Cash Flow” means, without duplication, with respect to any fiscal period and with respect to Parent and its Subsidiaries, determined on a consolidated basis, in accordance with GAAP (to the extent applicable), the amount equal to (a) EBITDA for such period, plus (b) the amount related to items that were added to or not deducted from net income in calculating EBITDA to the extent such items represented non-cash expenses, less (c) Capital Expenditures permitted pursuant to Section 6.16 and made during such period in cash (to the extent not financed with proceeds of Indebtedness), less (d) payments of interest on Indebtedness to the extent paid in cash during such period, less (e) payments of taxes paid in cash during such period, less (f) regularly scheduled or otherwise mandatory payments of principal of Indebtedness to the extent paid in cash during such period, less (g) payments of bonuses to management to the extent paid in cash during such period, less (h) increases in Working Capital for such period, plus (i) decreases in Working Capital for such period.

(ii)

“Eligible Seasoned Accounts” means 50% of the aggregate amount of Accounts in respect of which each of the following conditions is satisfied: (a) the Account Debtor has failed to pay such Account within ninety (90) days of original invoice date or Accounts with selling terms of more than sixty (60) days, (b) such Account has not been outstanding for more than the earlier of one hundred twenty (120) days of original invoice date or sixty (60) days from due date, (c) such Accounts are generated during the period from and including September 1 through and including January 31 and (d) such Accounts would otherwise qualify as Eligible Accounts (without giving effect to clause (a) thereof).

(iii)

“Gross Profit” means, with respect to any applicable monthly period, Parent and its Subsidiaries’ consolidated gross profit (or loss), determined in accordance with GAAP and excluding any gains or losses related to foreign exchange items.

(iv)	“Healing Garden Gross Sales” means, for any applicable monthly period, the gross invoiced sales generated by Parent and its

Subsidiaries in respect of the healing garden brand as reported pursuant to clause (o) of Schedule 5.3 to the Credit Agreement (excluding any gains or losses related to foreign exchange items).

(v)

“Net Sales” means, with respect to any applicable monthly period, Parent and its Subsidiaries’ consolidated net sales, determined in accordance with GAAP and excluding any gains or losses related to foreign exchange items.

(vi)	“Term Loan A1A” has the meaning specified therefor in Section 2.2(c).
(vii)	“Term Loan A1A Amount” means $6,000,000.
(viii)

“Term Loan A1A Commitment” means, with respect to each Lender, its Term Loan A-1A Commitment, and, with respect to all Lenders, their Term Loan A-1A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Annex 1 to the Third Amendment or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

(ix)

“Third Amendment” means the Third Amendment to, and Waiver under, Credit Agreement dated as of January 15, 2008, among the Administrative Borrower, Ascendia Brands (Canada) Ltd., Agent and the Lenders.

(x)	“Third Amendment Effective Date” means the “Effective Date” under the Third Amendment.
(xi)

“Working Capital” means, without duplication, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (i) the sum of Parent’s and its consolidated subsidiaries current assets (consisting of accounts receivable, other receivables, inventories and prepaid expenses, but excluding cash and cash equivalents, any prepaid or deferred income Taxes, income Taxes receivable and other income Tax assets) minus (ii) the sum of Parent’s and its consolidated subsidiaries current liabilities (consisting of ordinary course accounts payable, accrued expenses (including, without limitation, interest), commissions and salaries and other current liabilities, but excluding Indebtedness and deferred or current federal income Taxes payable).

3.17     Amendments to Schedule 5.3. The ninth and tenth rows (including clauses (n) and (o) thereof) of Schedule 5.3 to the Credit Agreement are hereby amended as follows:

On Tuesday of each week

(n) a forecast of Parent’s and its Subsidiaries’ consolidated cash flows for its next 13 weeks, together with a detailed reconciliation of the prior week’s forecast to actual performance, on an item-by-item basis that matches the level of detail provided in the prior week’s forecast.

On Tuesday of each week

(o) a report showing sales (including, without limitation, the gross sales and standard gross margin) by brand (including, without limitation, the healing garden brand) for the prior week and a comparison of actual results to the Borrowers’ forecast delivered pursuant to Item (n) of this Schedule 5.3.

3.18     Amendments to Other Schedules. The schedules to the Credit Agreement that are set forth on Annex 2 hereto are hereby amended and restated as set forth therein.

Section 4.   Representations and Warranties. In order to induce Agent and the Lenders to enter into this Third Amendment, Administrative Borrower, for itself and on behalf of all of the other Borrowers, and the Guarantor hereby represent and warrant that:

4.01         No Default. At and as of the date of this Third Amendment, after giving effect to this Third Amendment, no Default or Event of Default has occurred and is continuing.

4.02         Representations and Warranties True and Correct. At and as of the date of this Third Amendment, after giving effect to this Third Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).

4.03         Corporate Power, Etc. Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Third Amendment and to consummate the transactions contemplated hereby for itself and on behalf of all of the other Borrowers and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Third Amendment and the consummation of the transactions contemplated hereby for itself and on behalf of all of the other Borrowers. Administrative Borrower is entering into this Third Amendment on behalf of all of the other Borrowers in accordance with Sections 14.1 and 17.13 of the Credit Agreement. Guarantor (a) has all requisite corporate power and authority to execute and deliver this Third Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Third Amendment and the consummation of the transactions contemplated hereby.

4.04        No Conflict. The execution, delivery and performance by Administrative Borrower of this Third Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of any Borrower. The execution, delivery and performance by Guarantor of this Third Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Guarantor, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Guarantor, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Guarantor, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of Guarantor.

4.05         Binding Effect. This Third Amendment has been duly executed and delivered by Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Third Amendment has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.   Conditions. This Third Amendment shall be effective as of the date (the “Effective Date”) on which all of the following conditions precedent set forth in this Section 5 have been fulfilled:

5.01     Execution of the Third Amendment. Administrative Borrower, Guarantor and the Lenders shall have executed a counterpart of this Third Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

5.02     Execution of Second Amendment to Second Lien Credit Agreement. Agent shall have received a fully executed copy of the Second Amendment to, and Waiver Under, the Second Lien Credit Agreement in the form attached as Exhibit A hereto (the “Second Lien Amendment”).

5.03     Execution of Third Lien Amendments. Agent shall have received a fully executed copy of each of (a) the Waiver and Consent under and Third Amendment to Securities Purchase Agreement and Notes among Parent, Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. in the form attached as Exhibit B-1 hereto and (b) the Waiver and Consent under and Third Amendment to Securities Purchase Agreement and Note among Parent, Prencen LLC and Prencen Lending LLC in the form attached as Exhibit B-2 hereto (clauses (a) and (b), collectively, the “Third Lien Amendment”).

5.04     Prentice Capital Equity Investment. Agent shall have received evidence reasonably satisfactory to Agent that one or more entities managed or advised by Prentice Capital Management, L.P. shall have made an additional equity contribution (in the form of preferred stock) to the Administrative Borrower of at least $24,500,000 (the terms of such equity contribution to be reasonably satisfactory to Agent).

5.05     Prepayment of Term Loan A-1. Borrowers shall have prepaid the outstanding Term Loan A-1, on a ratable basis, in an aggregate principal amount of $7,500,000, such that the aggregate outstanding principal amount of the Term Loan A-1 is $30,500,000. Notwithstanding anything to the contrary contained in Section 2.4(b)(i) of the Credit Agreement, for the avoidance of doubt it is agreed among all of the parties hereto that this payment is solely for the benefit of the Lenders of the Term Loan A-1 and is not to be apportioned ratably among all of the Lenders.

5.06     Representations and Warranties. As of the Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

5.07     Opinions, Certificates, Etc.. Agent and the Lenders shall have received legal opinions, certificates, resolutions and other documents relating to the transactions contemplated by this Third Amendment, each in form and substance satisfactory to Agent and the Lenders.

5.08     Payment of Fees and Expenses. Agent and Lenders shall have received all invoiced and unpaid fees and out-of-pocket expenses incurred in connection with the Credit Agreement or the other Loan Documents, including, without limitation, the reasonable fees and disbursements of the Agent’s and the Lenders’ respective counsel and advisors.

5.09     Compliance with Terms. Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

Section 6.   Consent to Second Lien Amendment and the Third Lien Amendment. Agent and the Lenders hereby consent to the Second Lien Amendment and the provisions thereof. Agent and the Lenders hereby consent to the Third Lien Amendment and the provisions thereof.

Section 7.   Payments of Interest on Second Lien Indebtedness. Notwithstanding Section 6.7(d) of the Credit Agreement, Borrowers shall not be permitted to pay in cash the regularly scheduled interest payments in respect of the Second Lien Indebtedness on December 28, 2007 or at any other time during the fiscal year ended February 28, 2009; provided that all such regularly scheduled interest payments in respect of the Second Lien Indebtedness on December 28, 2007 and during the fiscal year ended February 28, 2009 shall be paid in kind by adding the deferred interest payments to the principal balance of the Second Lien Indebtedness.

Section 8.   Amendment Fee. Borrowers shall pay to Agent, for the ratable benefit of the Lenders of the Term Loan A-1, an amendment fee (the “Amendment Fee”) of $2,000,000, which shall be payable in 12 equal monthly installments of $166,666.67 on the first day of each month (commencing on January 1, 2008) by charging such amount to the principal balance of the Term Loan A-1. If Borrowers shall prepay (the date of such prepayment, the “Term Loan A-1 Prepayment Date”) all of the outstanding principal amount of the Term Loan A-1, and all other amounts due and owing in respect of the Term Loan A-1 (other than monthly installments of the Amendment Fee payable after such date), prior to the payment of the 12th installment of $166,666.67 due in respect of the Amendment Fee, then any portion of the Amendment Fee otherwise due and payable in accordance with this Section 8 after the Term Loan A-1 Prepayment Date shall no longer be due and owing and Borrowers will not be obligated to pay any additional portion of the Amendment Fee.

Section 9.   Miscellaneous.

9.01         Continuing Effect; Ratification of Guarantee. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects (including, without limitation, the grant of the security interest under Section 2 of the Security Agreement). Without limiting the generality of the foregoing, Guarantor hereby ratifies and confirms its obligations under the Canadian Guarantee and its guarantee thereunder, which obligations and guarantee shall continue in full force and effect in respect of the Guaranteed Obligations (as defined in the Canadian Guarantee).

9.02         No Waiver; Reservation of Rights. This Third Amendment is limited as specified and the execution, delivery and effectiveness of this Third Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Third Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default (other than the Applicable Defaults to the extent waived pursuant to Section 2 hereof).

9.03	References.

(a) From and after the Effective Date, the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Third Amendment.

(b) From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

9.04         Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.05         Severability. The provisions of this Third Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Third Amendment in any jurisdiction.

9.06         Loan Document; Event of Default. This Third Amendment shall constitute a Loan Document. If Borrowers fail to comply with any covenant hereunder, it shall be an immediate Event of Default.

9.07         Counterparts. This Third Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Third Amendment by any electronic means that reproduces an image of the actual executed signature page shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with Administrative Borrower and Agent.

9.08         Headings; Signature Lines. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose. The fact that a signature line is provided below for a Person does not mean that the Credit Agreement or any other Loan Document previously executed and delivered requires or does not require such Person’s consent for any modifications provided in this Third Amendment or that requesting or obtaining such consent has created or changed any such requirement.

9.09         Binding Effect; Assignment. This Third Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Lenders and Agent and their respective successors and assigns; provided, however, that the rights and obligations of the Credit Parties under this Third Amendment shall not be assigned or delegated without the prior written consent of Agent.

9.10         Expenses. Borrowers agree to pay Agent for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent, incurred by Agent in connection with the preparation, negotiation and execution of this Third Amendment and any document required to be furnished herewith pursuant to the terms of the Credit Agreement.

9.11         Integration. This Third Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASCENDIA BRANDS, INC.,

a Delaware corporation, as Administrative Borrower on behalf of itself and all other Borrowers

By:  /s/ Steven R. Scheyer

Name:  Steven R. Scheyer

Title:  President and Chief Executive Officer

ASCENDIA BRANDS (CANADA) LTD.
(formerly known as Lander Co. Canada Limited),

as Guarantor

By:  /s/ Steven R. Scheyer

Name:  Steven R. Scheyer

Title:  President and Chief Executive Officer

WELLS FARGO FOOTHILL, INC.,

as Agent and a Lender

By:  /s/ Paul G. Chao

Name:  Paul G. Chao

Title:  Senior Vice President

FRIEDBERGMILSTEIN PRIVATE CAPITAL FUND I,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:  /s/ Lee M. Shaiman

Name:  Lee M. Shaiman

Title:  Authorized Signatory

FM LEVERAGED CAPITAL FUND I,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:  /s/ Lee M. Shaiman

Name:  Lee M. Shaiman

Title:  Authorized Signatory

FM LEVERAGED CAPITAL FUND II,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:  /s/ Lee M. Shaiman

Name:  Lee M. Shaiman

Title:  Authorized Signatory

FIELD POINT III, LTD.,

as a Lender

By:  /s/ Frederick H. Fogel

Name:  Frederick H. Fogel

Title: Authorized Signatory

SPF CDO I, LTD.,

as a Lender

By:	SPCP Group III LLC,
Its Collateral Manager

By:	Silver Point Capital, L.P.,
Its Manager

By:  /s/ Frederick H. Fogel

Name:  Frederick H. Fogel

Title: Authorized Signatory

SPCP GROUP, L.L.C.,

as a Lender

By:  /s/ Frederick H. Fogel

Name:  Frederick H. Fogel

Title: Authorized Signatory

PLAINFIELD DIRECT INC.,

as a Lender

By:  /s/ Thomas X. Fritsch

Name:  Thomas X. Fritsch

Title:  Authorized Individual

WATERSHED CAPITAL PARTNERS, L.P.,

as a Lender

By:  /s/ Meridee A. Moore

Name:  Meridee A. Moore

Title:  Senior Managing Member

WATERSHED CAPITAL
INSTITUTIONAL PARTNERS, L.P.,

as a Lender

By:  /s/ Meridee A. Moore

Name:  Meridee A. Moore

Title:  Senior Managing Member